SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     November 15, 2001
                                                 -------------------------------

                               Mirant Corporation
             (Exact name of registrant as specified in its charter)

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 Delaware                           001-16107                   58-2056305
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(State or other jurisdiction    (Commission File    (IRS Employer Identification
   of incorporation)                Number)                    No.)


    1155 Perimeter Center West Suite 100, Atlanta, Georgia          30338
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           (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code          (678) 579-5000
                                                  ------------------------------


                                       N/A
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         (Former name or former address, if changed since last report.)



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Item 5.   Other

Recent  Developments

o As of November 15, 2001, in connection with our Sual Pagbilao power plants as discussed in our most recent Form 10-Q, each of the lenders under the credit facilities for our Philippines generating facilities for our Sual and Pagbilao Philippines generating facilities had executed temporary waivers of default with respect to insurance coverage required under the respective credit facilities, subject to the satisfaction of specific conditions, which have subsequently been satisfied. The waivers are effective through April 30, 2002. We are working with the respective lender groups to secure permanent waivers.

o On November 27, 2001, in connection with the New York Independent System Operator Automatic Mitigation Plan as discussed in our most recent Form 10-Q, the FERC issued an order extending the effectiveness of the Automatic Mitigation Procedure through April 30, 2002.

o On December 3, 2001, we announced that we had entered into an agreement in which Vattenfall AB will buy 44.8% ownership position in Berliner Kraft-und Licht (BEWAG), located in Berlin, Germany, for $1.63 billion. The sale is contingent upon approval by relevant anti-trust authorities.

o On December 6, 2001, in connection with the California price mitigation and refund proceeding and the California Independent System Operator claims proceeding before the FERC, each as described in our most recent Form 10-Q, the FERC issued an order deferring the hearings to determine the amount of any refunds and amounts owed for sales made to the CAISO/PX that were to be held from December 2001 and February 2002. In an order issued on December 19, 2001, the FERC directed the resumption of those proceedings. In the December 19 order, the FERC also affirmed on rehearing the methodology for calculating refunds set forth in the July 25, 2001 FERC order, in pertinent part, and the prospective price mitigation methodology set forth in the June 19, 2001 FERC order.

o On December 14, 2001, in connection with the Mobile Energy and Mobile Energy Services Holdings bankruptcy proceeding as described in our most recent Form 10-Q, Mobile Energy filed a third joint plan of reorganization that outlines alternative ways by which the Mobile Energy bondholders would acquire ownership of Mobile Energy. Under either proposed approach, Southern Company's interest would be terminated. Approval of that proposed plan of reorganization would result in a termination of Southern Company's direct and indirect ownership interests in both entities, but would not affect Southern Company's continuing guarantee obligations that are in the 2000 financial statements. The amended plan has no effect on the Company's indemnity obligations to Southern. The final outcome of this matter cannot now be determined.

o    Ratings:

     - On December 19, 2001, Moody's Investors Service lowered its rating on our senior unsecured debt from Baa2 (investment grade) to Ba1
          (non-investment grade). Moody's also lowered its rating on the following of our subsidiaries or subsidiary issues: Mirant Americas Energy Marketing L.P., Mirant Trust I and Mirant Americas Generation, LLC. We are in the process of evaluating the impact of this action on our business, which will include among other things the posting of significant additional collateral.

     - On December 20, 2001, Standard & Poor's Rating Services affirmed our its investment grade credit rating of BBB- for us and our affiliates.

     - As of December 20, 2001, Fitch had our senior unsecured debt rated as BBB and our trust preferred securities rated as BBB- with a negative watch.

     - While the forgoing indicates the ratings from these agencies, we note that these ratings are not a recommendations to buy, sell or hold our securities, that the ratings may be subject to revision or withdrawal at any time by the assigning rating organization and that each rating should be evaluated independently of any other rating.

o On December 20, 2001, we entered into an underwriting agreement, dated December 20, 2001 (the "Underwriting Agreement"), by and between us and Credit Suisse First Boston Corporation (the "Underwriter"), for the issuance and sale to the Underwriter of an aggregate of 60,000,000 shares of our common stock, par value $0.01 per share. A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1 to this report.

o As of December 21, 2001, with respect to the announced agreement to acquire a 97.5% ownership interest in EcoElectrica Holdings Ltd. as discribed in our most recent Form 10-Q, we are working diligently to close the transaction. However, due to certain unresolved conditions precedent to closing the transaction, we do not anticipate that the sale will take place prior to December 31, 2001. Under the purchase agreement, if the transaction does not close on or before December 31, 2001, then the purchase agreement is cancelable by any party. If, as we expect, the transaction does not close before year-end, we will reevaluate the desirability of the transaction based on the then-current circumstances.

Item 7.         Financial Statements and Exhibits

     Exhibits (c)

Exhibit No.        Exhibit Name

1.1 Underwriting Agreement dated December [20], 2001, by and between the Registrant and Credit Suisse First Boston Corporation.

10.39       Bewag Share Purchase Agreement




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                                    SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     December 21, 2001               MIRANT CORPORATION




                  `                        By /s/ James A. Ward
                                           ----------------------------------
                                           James A. Ward
                                           Senior Vice President, Finance
                                           And Accounting
                                           (Principal Accounting Officer)